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                                                                   Exhibit 10.2

November 3, 2001

Jean Nassar
16880 Siler Ridge Lane
Beaverton, Oregon, 97007

Dear Jean,

We are very excited about having the opportunity to work with you at WatchGuard. As a company, we thrive on the entrepreneurial spirit and excitement that feeds our continued growth and success in the fast-paced and high-growth network security marketplace. Specifically, we are an industry leader and innovative company that continually strives to create superior network security products and services that are easier to deploy and more cost effective than the competition. As the executive of our worldwide marketing organization, and an officer of the company (subject to Board of Director approval), you will be responsible for creating and executing a marketing strategy that continues our strong growth and places WatchGuard at the "top of the class" in the security industry. We believe that you have the skills and ability to accomplish this goal.

We are very pleased to offer you the position of Senior Vice President of Marketing. In this capacity, you will report directly to me. Your compensation package will include an annual salary of $225,000.00 payable in increments of $9,375.00 on a semi-monthly basis (less applicable payroll taxes) on the fifteenth and last business day of each month. You are also eligible to receive an annual target bonus of up to $75,000 based on achievement of performance objectives (both MBO and financial) that will be set by the Company after consulting with you. Additionally, you will be eligible to receive a sign-on bonus, upon execution of this agreement, totaling $50,000.00 (payable in equal installments over a six (6) month period). However, in the event you terminate your employment relationship with WatchGuard for any reason within one (1) year from your hire date, you will pay to WatchGuard, within ten (10) days of the date of your termination, the prorated amount of sign-on bonus that you received from WatchGuard.

Subject to Board approval, the Company will grant you a stock option to purchase 250,000 shares of Company common stock with an exercise price equal to the fair market value of a common share on the date of grant. You will also need to execute the Company's standard stock option agreement and any policies applicable to employees and officers of the company. This option will be subject to vesting on the following terms: Assuming that you remain employed by the Company, 250,000 shares will vest over 4 years with cliff vesting of 25% after one full year, then monthly vesting for the remaining 3 years.

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Under the terms of your options, if your employment terminates within two (2)
years following a Corporate Transaction, unless due to termination for Cause or your leaving without Good Reason, all unvested options will accelerate and become vested. Additionally, 50% of your unvested options will vest upon consummation of a Corporate Transaction. (These provisions and the capitalized terms are described and defined in WatchGuard's 1996 Stock Option Plan.)

Further, if your employment is terminated without Cause, leave voluntarily for Good Reason, or in the event of a Corporate Transaction that substantially changes your employment, the following will apply: if you leave within twelve
(12) months - you will receive a cash severance payment equal to six (6) months of your annual compensation and insurance benefits; if you leave after month twelve (12) but before month eighteen (18) - you will receive a cash severance payment equal to four (4) months of your annual compensation and insurance benefits. The benefits described in this paragraph will be provided to you only if you execute a severance agreement including a release of all claims in a form agreeable to the Company.

As you know, our corporate offices are located in Seattle, WA between the wonderfully cultural international district and beautiful historic Pioneer Square. The Puget Sound area is a very picturesque, high quality of life, moderate cost of living area with water activities at your doorstep and Mount Rainier a short drive away.

Should you accept this offer of employment, WatchGuard will reimburse you for reasonable relocation expenses in consideration of your relocation from Beaverton, Oregon, to Seattle, Washington. You may submit receipts to WatchGuard for the following expenses:

..    Airfare from your home in Beaverton to Seattle, if needed, for your immediate family;
..    Shipping/moving of your belongings, including up to thirty (30) days storage expenses;
..    Temporary housing cost (maximum one [3] months) for you to relocate to
     Seattle and locate a more permanent residence; and
..    Other reasonable expenses incurred during relocation (does not include meals).

WatchGuard will reimburse you for the above expenses you incur during your relocation to Seattle. However, in the event you terminate your employment relationship with WatchGuard for any reason within one (1) year from your hire date, you will pay to WatchGuard, within ten (10) days of the date of your termination, the prorated amount of relocation expenses that you received in the form of reimbursement from WatchGuard.

Jean, we offer a casual atmosphere and a fabulous package of benefits including, but not limited to - a Paid Time Off program offering up to 4 weeks of time away per year, a 401(k) Retirement Plan, an Employee Assistance Program, Medical/Dental/Vision Insurance paid entirely by WatchGuard for you, an Employee Stock Purchase Plan, Short and Long-Term Disability benefits paid entirely by WatchGuard, and Commuting/Parking benefits.

It is important to note that WatchGuard Technologies, Inc. is an at-will employer. Nothing in this information constitutes an employment contract. If there is a discrepancy between information in this letter and any official plan documents or contract, the official document will determine how the plans work and benefits are paid.

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As a Company employee, you will be expected to abide by Company rules and regulations and sign and comply with a Proprietary Information, Invention, and Non-Competition Agreement (attached hereto). Additionally, you will be expected to sign and comply with all Company policies that are applicable to you, including the Company Policy Regarding Insider Trading, the Company Policy Regarding Special Trading Procedures, the International Business Activities Policy and the Procedures and Guidelines for Public Disclosures and Communications with Analysts, and any revisions to such policies. You will be a full-time employee, which means that you may not accept employment or consulting assignments of any nature with any other employer or enterprise, without the prior written consent of the Board.

Please review the attached forms and sign this letter in the designated location indicating your acceptance of the terms outlined within. In addition, please note your official start date with WatchGuard Technologies in the space provided below.

Sincerely,

WATCHGUARD TECHNOLOGIES, INC.

/s/ James Cady

James Cady
President and COO

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                                   *********

Accepted and agreed to this 4th day of November, 2001 by:

           /s/ Jean Nassar
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Jean Nassar - signature

Official Start Date: 11-12-01
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Enclosures:
..  Proprietary Information, Invention and Non Competition Agreement
..  Company Policy Regarding Insider Trading
..  Company Policy Regarding Special Trading Procedures
..  International Business Activities Policy
..  Procedures and Guidelines for Public Disclosures and Communications with
   Analysts
..  Employee Information Form
..  Copy of offer letter
..  W-4
..  I-9
..  Direct deposit form